Exhibit 23.1

Certified Public Accountants & Business Consultants
 Bank of America Financial Center - 601 W. Riverside, Suite 1940 - Spokane, WA 99201-0611
509-838-5111Fax: 509-838-5114 E-mail: wwpcpas@williams-webster.com

Board of Directors
Texen Oil & Gas, Inc.
Houston, TX

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated November 5, 2002, on the financial statements of Texen Oil & Gas, Inc., formerly Palal Mining Corporation as of June 30, 2002 and 2001, and the period from September 2, 1999 (inception) to June 30, 2002, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

August 11, 2003